Exhibit 99.1

BridgeBio Announces CFO Succession

PALO ALTO, Calif., March 17, 2025 (GLOBE NEWSWIRE) — BridgeBio Pharma, Inc. (Nasdaq: BBIO) (“BridgeBio” or the “Company”), a new type of biopharmaceutical company focused on genetic diseases, announced that Thomas Trimarchi, Ph.D. has been appointed President and Chief Financial Officer (CFO) of the Company. He recently assumed the role of Principal Financial Officer and will continue to lead the Company’s FP&A and accounting operations.

Brian Stephenson, Ph.D. will depart from the Company for personal reasons. Dr. Stephenson's departure was not the result of a disagreement with the Company on any matters relating to the Company’s operations, policies or practices. Dr. Stephenson will continue to serve as a consultant to the Company.

“It has been an immense privilege to be a part of the BridgeBio team since its inception and to help serve as many patients as possible through our efforts. I’m proud to have helped pioneer a new type of financial model – one that makes possible broad patient service through the application of portfolio theory and use of formal NPV-driven decision-making frameworks. I look forward to seeing the impact BridgeBio will continue to have on the industry and genetic disease patient communities,” said Dr. Stephenson.

About BridgeBio Pharma, Inc.
BridgeBio Pharma, Inc. (BridgeBio) is a new type of biopharmaceutical company founded to discover, create, test, and deliver transformative medicines to treat patients who suffer from genetic diseases. BridgeBio’s pipeline of development programs ranges from early science to advanced clinical trials. BridgeBio was founded in 2015 and its team of experienced drug discoverers, developers and innovators are committed to applying advances in genetic medicine to help patients as quickly as possible. For more information visit bridgebio.com and follow us on LinkedIn, Twitter and Facebook.

BridgeBio Media Contact:
Bubba Murarka, EVP Communications
contact@bridgebio.com
(650)-789-8220